Exhibit 99.1

FOR RELEASE, Tuesday, March 26, 2019	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com
KB HOME REPORTS 2019 FIRST QUARTER RESULTS
Revenues Total $811.5 Million
Net Income of $30.0 Million, or $.31 Per Diluted Share
Average Community Count Increases 10% to 244

LOS ANGELES (March 26, 2019) — KB Home (NYSE: KBH) today reported results for its first quarter ended February 28, 2019.

“We made continued progress on our Returns-Focused Growth Plan in the first quarter, which contributed to our results, including the healthy year-over-year expansion of our gross margin,” said Jeffrey Mezger, chairman, president and chief executive officer. “With the balanced allocation of our substantial operating cash flows since the start of our Plan in 2016, we have fueled significant growth in our business, measurably decreased our debt balance and reduced our shares outstanding. We have repaid over $800 million in debt, which is producing a tailwind to our gross margin, as we spread a lower level of interest across a larger active inventory balance. During the first quarter, we repaid $230 million of convertible notes, which also meaningfully reduced our diluted share count.”

“We are beginning to see healthy growth in our average community count, which was up 10% in the first quarter,” continued Mezger. “This increase, together with a substantial number of planned openings still to come, positions us to capitalize on demand during the spring selling season. Although the decline in net orders during the 2018 fourth quarter impacted our first-quarter housing revenues, we are encouraged by improving market conditions, which we believe should enable us to generate stronger revenues in the 2019 second half.”
Three Months Ended February 28, 2019 (comparisons on a year-over-year basis)

•	Total revenues decreased 7% to $811.5 million.

•	Deliveries totaled 2,152 homes.

•	Average selling price decreased 5% to $370,900, primarily due to a shift in the geographic mix of homes delivered and a lower average selling price in the Company’s West Coast region.

•
Homebuilding operating income totaled $31.3 million, compared to $44.0 million. Homebuilding operating income margin was 3.9%, down 120 basis points. Excluding inventory-related charges of $3.6 million in the quarter and $5.0 million in the year-earlier quarter, this metric was 4.3%, compared to 5.6%.

◦	Housing gross profit margin increased to 17.1%, compared to 16.1%.

▪
Housing gross profit margin excluding inventory-related charges improved 90 basis points to 17.6%. Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest was 21.3%, compared to 21.4%.

▪
The increase in housing gross profit margin primarily reflected lower amortization of previously capitalized interest and a change in the Company’s accounting for certain model complex costs, partly offset by other items.

*
The Company changed the classification and timing of recognition of certain model complex costs due to its adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), effective December 1, 2018. The change in the classification of such costs was from construction and land costs to selling, general and administrative expenses.

◦
Selling, general and administrative expenses as a percentage of housing revenues were 13.4%, compared to a first quarter record-low ratio of 11.0% in 2018, mainly due to lower housing revenues, the above-mentioned impact of adopting ASC 606, and increased marketing expenses to support new community openings.

•	Total pretax income was $34.5 million, compared to $46.0 million.

•
The Company’s income tax expense and effective tax rate were $4.5 million and approximately 13%, respectively, which reflected the favorable impacts of a $3.3 million reversal of a deferred tax asset valuation allowance and $2.0 million of excess tax benefits from stock-based compensation, partly offset by $.8 million of other items. Without these items, the Company’s effective tax rate would have approximated 26%.

◦
In the 2018 first quarter, the Company’s income tax expense of $117.3 million and effective tax rate of approximately 255% reflected the impact of a non-cash charge of $111.2 million due to the Tax Cuts and Jobs Act of 2017 (“TCJA”).

◦
Excluding this charge, the Company’s 2018 first quarter adjusted income tax expense and adjusted effective tax rate were $6.1 million and approximately 13%, respectively. The adjusted income tax expense and adjusted effective tax rate reflected the favorable impacts of $4.0 million of federal energy tax credits the Company earned from building energy efficient homes and $2.2 million of excess tax benefits from stock-based compensation. Without these credits and benefits, the Company’s adjusted effective tax rate in the 2018 first quarter would have approximated 27%.

•
Net income rose to $30.0 million and diluted earnings per share increased to $.31, compared to a net loss of $71.3 million, or $.82 per diluted share, which included the above-mentioned TCJA-related charge.

Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders decreased by 109, or 4%, to 2,675, with net order value declining $151.0 million, or 13%, to $1.02 billion. The decreases were primarily attributable to the Company’s West Coast region.

◦	Company-wide, net orders per community averaged 3.7 per month, compared to 4.2 per month.

•	The cancellation rate as a percentage of gross orders was flat at 20%.

•	The number of homes in ending backlog totaled 4,631, compared to 4,972.

•	Ending backlog value of $1.66 billion decreased 16%, reflecting fewer homes in backlog and the lower average selling price of those homes primarily due to a shift in geographic mix.

•	Ending community count grew 13% to 248. Average community count increased 10% to 244.

◦
The improvement in the Company’s ending and average community counts reflected increases in each of its four regions. Ending community count growth ranged from 4% in the Company’s Central region to 26% in its Southeast region.

Balance Sheet as of February 28, 2019 (comparisons to November 30, 2018)

•	The Company had total liquidity of $978.5 million, including cash and cash equivalents of $511.7 million.

•
Cash and cash equivalents decreased by $62.7 million, primarily reflecting the Company’s repayment of all $230.0 million in aggregate principal amount of 1.375% convertible senior notes upon their February 1, 2019 maturity and cash used by operating activities, partly offset by $400.0 million of net proceeds from concurrent public senior notes offerings completed in the quarter.

◦	Operating activities used net cash of $198.2 million, primarily for investments in inventories.

◦	There were no cash borrowings outstanding under the Company’s unsecured revolving credit facility.

•	Inventories increased by $100.9 million, or 3%, to $3.68 billion.

◦	Investments in land acquisition and development totaled $384.2 million for the 2019 first quarter, and lots owned or controlled increased to 54,744.

•
Notes payable increased by $143.3 million to $2.20 billion, reflecting the Company’s concurrent public offerings of $300.0 million in aggregate principal amount of 6.875% senior notes due 2027 and an additional $100.0 million in aggregate principal amount of the Company’s existing series of 7.625% senior notes due 2023, partly offset by the above-mentioned repayment of convertible senior notes.

◦
Reflecting the increase in notes payable, the Company’s ratio of debt to capital increased 120 basis points to 50.9%. The ratio of net debt to capital rose 270 basis points to 44.3%, but remained within the Company’s 2019 target range of 35% to 45% under its Returns-Focused Growth Plan.

◦	On March 8, 2019, the Company optionally redeemed the entire $400.0 million in aggregate principal amount of its 4.75% senior notes, which were scheduled to mature on May 15, 2019.
Earnings Conference Call
The conference call to discuss the Company’s 2019 first quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with more than 600,000 homes delivered since our founding in 1957. We operate in 38 markets in eight states, primarily serving first-time and first move-up homebuyers, as well as second move-up and active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, our industry leadership in sustainability helps to lower the cost of homeownership for our buyers compared to a typical resale home. We take a broad approach to sustainability, encompassing energy efficiency, water conservation, healthier indoor environments, smart home capabilities and waste reduction. KB Home is the first national builder to have earned awards under all of the U.S. EPA’s homebuilder programs — ENERGY STAR®, WaterSense® and Indoor airPLUS®. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES, or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to that failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the TCJA, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect to the TCJA; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, net debt-to-capital ratio and other financial and operational targets and objectives; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Lending, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2019 and 2018
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended February 28,
	2019	2018
Total revenues	$811,483	$871,623
Homebuilding:
Revenues	$808,788	$869,205
Costs and expenses	(777,449)	(825,202)
Operating income	31,339	44,003
Interest income	1,105	1,003
Equity in loss of unconsolidated joint ventures	(406)	(845)
Homebuilding pretax income	32,038	44,161
Financial services:
Revenues	2,695	2,418
Expenses	(1,024)	(953)
Equity in income of unconsolidated joint ventures	802	419
Financial services pretax income	2,473	1,884
Total pretax income	34,511	46,045
Income tax expense	(4,500)	(117,300)
Net income (loss)	$30,011	$(71,255)
Earnings (loss) per share:
Basic	$.34	$(.82)
Diluted	$.31	$(.82)
Weighted average shares outstanding:
Basic	86,972	87,155
Diluted	96,962	87,155

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	February 28, 2019	November 30, 2018
Assets
Homebuilding:
Cash and cash equivalents	$511,690	$574,359
Receivables	313,609	292,830
Inventories	3,683,763	3,582,839
Investments in unconsolidated joint ventures	57,134	61,960
Property and equipment, net	55,330	24,283
Deferred tax assets, net	433,295	441,820
Other assets	89,560	83,100
	5,144,381	5,061,191
Financial services	29,275	12,380
Total assets	$5,173,656	$5,073,571

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$209,015	$258,045
Accrued expenses and other liabilities	631,381	666,268
Notes payable	2,203,589	2,060,263
	3,043,985	2,984,576
Financial services	1,174	1,495
Stockholders’ equity	2,128,497	2,087,500
Total liabilities and stockholders’ equity	$5,173,656	$5,073,571

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2019 and 2018
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended February 28,
	2019	2018
Homebuilding revenues:
Housing	$798,171	$866,540
Land	10,617	2,665
Total	$808,788	$869,205

Homebuilding costs and expenses:
Construction and land costs
Housing	$661,328	$727,080
Land	9,527	2,398
Subtotal	670,855	729,478
Selling, general and administrative expenses	106,594	95,724
Total	$777,449	$825,202

Interest expense:
Interest incurred	$34,788	$39,944
Interest capitalized	(34,788)	(39,944)
Total	$—	$—

Other information:
Depreciation and amortization	$7,914	$2,180
Amortization of previously capitalized interest	30,547	42,350

Average selling price:
West Coast	$607,500	$652,800
Southwest	326,400	303,800
Central	285,000	294,700
Southeast	298,100	278,200
Total	$370,900	$389,800

KB HOME SUPPLEMENTAL INFORMATION For the Three Months Ended February 28, 2019 and 2018 (Dollars in Thousands - Unaudited)

			Three Months Ended February 28,
			2019	2018
Homes delivered:
West Coast			497	592
Southwest			483	500
Central			824	821
Southeast			348	310
Total			2,152	2,223

Net orders:
West Coast			699	807
Southwest			533	568
Central			926	996
Southeast			517	413
Total			2,675	2,784

Net order value:
West Coast			$420,461	$580,422
Southwest			170,839	176,942
Central			284,266	299,928
Southeast			146,521	115,800
Total			$1,022,087	$1,173,092

	February 28, 2019		February 28, 2018
	Homes	Value	Homes	Value
Backlog data:
West Coast	917	$533,076	1,097	$800,065
Southwest	976	315,797	1,156	352,560
Central	1,816	537,351	1,957	599,690
Southeast	922	272,060	762	214,368
Total	4,631	$1,658,284	4,972	$1,966,683

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended February 28,
	2019	2018
Housing revenues	$798,171	$866,540
Housing construction and land costs	(661,328)	(727,080)
Housing gross profits	136,843	139,460
Add: Inventory-related charges (a)	3,555	4,985
Housing gross profits excluding inventory-related charges	140,398	144,445
Add: Amortization of previously capitalized interest (b)	29,986	41,369
Adjusted housing gross profits	$170,384	$185,814
Housing gross profit margin	17.1%	16.1%
Housing gross profit margin excluding inventory-related charges	17.6%	16.7%
Adjusted housing gross profit margin	21.3%	21.4%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net income (loss), diluted earnings (loss) per share and effective tax rate calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Three Months Ended February 28,
	2019	2018
	As Reported	As Reported	TCJA Adjustment	As Adjusted
Total pretax income	$34,511	$46,045	$—	$46,045
Income tax expense (a)	(4,500)	(117,300)	111,200	(6,100)
Net income (loss)	$30,011	$(71,255)	$111,200	$39,945
Diluted earnings (loss) per share	$.31	$(.82)		$.40
Weighted average shares outstanding — diluted	96,962	87,155		101,401
Effective tax rate (a)	13%	255%		13%

(a)
For the three months ended February 28, 2019, income tax expense and the related effective tax rate included the favorable impacts of a $3.3 million reversal of a deferred tax asset valuation allowance and $2.0 million of excess tax benefits from stock-based compensation, partly offset by $.8 million of other items. For the three months ended February 28, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, included the favorable impacts of $4.0 million of federal energy tax credits the Company earned from building energy efficient homes and $2.2 million of excess tax benefits from stock-based compensation.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a non-cash charge of $111.2 million recorded in the 2018 first quarter from its reported income tax expense, net loss, diluted loss per share and effective tax rate, respectively. This charge was primarily due to the Company’s accounting re-measurement of its deferred tax assets based on the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net income (loss), diluted earnings (loss) per share and effective tax rate. The Company believes these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	February 28, 2019	November 30, 2018
Notes payable	$2,203,589	$2,060,263
Stockholders’ equity	2,128,497	2,087,500
Total capital	$4,332,086	$4,147,763
Ratio of debt to capital	50.9%	49.7%

Notes payable	$2,203,589	$2,060,263
Less: Cash and cash equivalents	(511,690)	(574,359)
Net debt	1,691,899	1,485,904
Stockholders’ equity	2,128,497	2,087,500
Total capital	$3,820,396	$3,573,404
Ratio of net debt to capital	44.3%	41.6%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.